UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2012

ENDOLOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11 Studebaker, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 595-7200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)    On January 2, 2013, Endologix, Inc. (the “Company”) appointed Shelley B. Thunen, age 60, to serve as its Chief Financial Officer, effective immediately. Ms. Thunen will replace Robert J. Krist, who previously announced his retirement from the Company. Mr. Krist will remain with the Company as a consultant to assist with the transition of the office to Ms. Thunen.
Ms. Thunen has served as a senior executive officer of two publicly-held and several privately-held companies in the medical device industry, with expertise across all areas of finance, investor relations and business development. Prior to joining the Company, Ms. Thunen served as Associate General Manager of Alcon LenSx, Inc., an indirect wholly-owned subsidiary of Alcon, a formerly publicly-held developer and manufacturer of vision care products, which Novartis acquired in April 2011, from August 2010 to December 2012. From November 2009 to August 2010, Ms. Thunen served as Chief Financial Officer and Vice President, Operations, of LenSx, Inc., a privately-held developer and manufacturer of lasers for cataract surgery, which Alcon acquired in August 2010. Ms. Thunen also served on the board of directors of LenSx, and as chairperson of its audit committee, from April 2008 to August 2010. From October 2007 to July 2009, Ms. Thunen served as Chief Financial Officer of TherOx, Inc., a privately-held developer and manufacturer of cardiovascular therapies. From October 2004 to April 2007, Ms. Thunen served as Executive Vice President and Chief Financial Officer, and from May 2001 to October 2004 as Chief Financial Officer, of IntraLase Corp., a formerly publicly-held designer, developer and manufacturer of femtosecond laser technology for use in ophthalmology, which Advanced Medical Optics, Inc. acquired in April 2007. Ms. Thunen also served on the board of directors, and as chairperson of the audit committee, of Eyeonics, Inc., a privately-held developer and manufacturer of accommodating intraocular lenses for the treatment of cataracts, from June 2007 to Eyeonics' acquisition by Bausch & Lomb in February 2008. Ms. Thunen received an M.B.A. degree and a B.A. degree in Economics from the University of California, Irvine.
In connection with her employment, the Company entered into an offer letter dated January 2, 2013 (the “Offer Letter”), and an employment agreement dated January 2, 2013 (the “Employment Agreement”), with Ms. Thunen. Pursuant to the terms of the Offer Letter and the Employment Agreement, Ms. Thunen will receive an annual base salary of $275,000 and will be entitled to receive an annual cash bonus of up to 45% of her base salary based upon her achievement of certain performance objectives. The Company also granted Ms. Thunen (i) 40,000 restricted stock units, which will vest 30% upon the Company achieving certain financial objectives for the 2013 fiscal year, 30% upon the Company receiving FDA approval to sell its Ventana® product in the United States and 40% upon the Company receiving FDA approval to sell its Nellix™ product in the United States (all such units shall vest in full on December 31, 2016 if not already vested by such date) and (ii) options to purchase 60,000 shares of the Company's common stock, which will vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. The restricted stock units and stock options granted to Ms. Thunen are subject to accelerated vesting in the event of a change in control of the Company. In addition, Ms. Thunen will be entitled to certain perquisites, such as group life insurance and such other benefit programs offered generally by the Company to is other senior executives, and severance compensation upon the occurrence of certain events.

The foregoing summaries of the Offer Letter and the Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the full texts of the Offer Letter and the Employment Agreement, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated by reference herein. The Company issued a press release on January 2, 2013, announcing the Company's appointment of Ms. Thunen as its Chief Financial Officer, a copy of which is attached hereto as Exhibit 99.1.
(e)    The descriptions of the Offer Letter and the Employment Agreement contained in Item 5.02(c) above are incorporated into this Item 5.02(e) by reference.
On December 31, 2012, the Company entered into a Severance Agreement and General Release with Mr. Krist (the “Severance Agreement”). The Severance Agreement provides that Mr. Krist is entitled to receive: (a) severance compensation equal to six months of his base salary, as well as payment of the pro rated amount of Mr. Krist's target bonus for the 2012 calendar year and payment of Mr. Krist's accrued vacation time; (b) six months accelerated vesting of Mr. Krist's stock options, and accelerated vesting of 25% of Mr. Krist's restricted stock units; and (c) continued health insurance coverage through June 30, 2013. The Company also entered into a Consulting Agreement with Mr. Krist whereby Mr. Krist will assist the Company with Ms. Thunen's transition for a period of six months.
The foregoing summary of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Agreement, a copy of which is attached hereto as Exhibit 10.3, and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1	Offer Letter, dated January 2, 2013, between Endologix, Inc. and Shelley B. Thunen.
10.2	Employment Agreement, dated January 2, 2013, between Endologix, Inc. and Shelley B. Thunen.
10.3	Severance Agreement and General Release, dated December 31, 2012, between Endologix, Inc. and Robert J. Krist.
99.1	Press Release, dated January 2, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

Date: January 3, 2012	/s/ John McDermott
John McDermott
Chief Executive Officer